As filed with the Securities and Exchange Commission on December 23, 2009

Registration No. ________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Clear Skies Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	30-0401535 (I.R.S. Employer Identification No.)

200 Old Country Road, Suite 610

Mineola, NY 11501-4241

(Address of principal executive offices) (Zip Code)

2007 Equity Incentive Plan

2008 Equity Incentive Plan

2009 Equity Incentive Plan

2008 Non-Employee Director Compensation Plan, As Amended

Clear Skies Solar, Inc. Consulting Agreement

(Full title of the plans)

Ezra Green

200 Old Country Road, Suite 610

Mineola, NY 11501-4241

(Name and Address of agent for service)

(516) 282-7652

(Telephone number, including area code, of agent for service)

With a copy to:

Harvey Kesner, Esq.

Benjamin Reichel, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32 nd Floor

New York, NY 10006

Phone (212) 930-9700

Fax (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	10,500,000 (1)	$0.15 (2)	$1,575,000	$112.30

(1)

Represents shares of common stock issuable pursuant to the Clear Skies Solar, Inc.’s Consulting Agreement, the 2007 Equity Incentive Plan, the 2008 Equity Incentive Plan, the 2009 Equity Incentive Plan, and the 2008 Non-Employee Director Compensation Plan, as amended.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, using the last sale price reported on the OTC Bulletin Board on December 23, 2009.

2

EXPLANATORY NOTE

This Registration Statement is being filed by Clear Skies Solar, Inc. (the “Company”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) in order to register 10,500,000 shares of the Company’s common stock, par value $.001 per share, the amount of shares issuable under the Company’s Consulting Agreement, the 2007 Equity Incentive Plan, the 2008 Equity Incentive Plan, the 2009 Equity Incentive Plan, and the 2008 Non-Employee Director Compensation Plan, as amended, which agreements are filed as exhibits to this Registration Statement (the “Agreements”).

This Form S-8 includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffer prospectus may be used for reoffer and resales of restricted securities (as such term is defined in General Instruction C to Form S-8) acquired pursuant to the Agreements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.

The Company will provide each recipient of a grant under the Agreements (the “Recipients”) with documents that contain information related to the Agreements, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and are not being filed as a part of this Registration Statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.

Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Ezra Green

200 Old Country Road, Suite 610

Mineola, NY 11501-4241

(516) 282-7652

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REOFFER PROSPECTUS

Clear Skies Solar, Inc.

6,950,000 Shares of

Common Stock

This reoffer prospectus relates to the sale of up to 6,950,000 shares of our common stock, $.001 par value per share that may be offered and resold from time to time by existing selling stockholders identified in this prospectus for their own account issuable pursuant to the Agreements. It is anticipated that the selling stockholders will offer common shares for sale from time to time in one or more transactions on the OTC Bulletin Board, or such other stock market or exchange on which our common stock may be listed or quoted, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated (see “Plan of Distribution” starting on page 13 of this prospectus). We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

The shares of common stock have been issued pursuant to the Agreements.

This reoffer prospectus has been prepared for the purposes of registering the common shares under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public without restriction.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 3 of this reoffer prospectus. These are speculative securities.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CSKH” and the last reported sale price of our common stock on December 23, 2009 was $0.15 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 23, 2009

CLEAR SKIES SOLAR, INC.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

PROSPECTUS SUMMARY

Our wholly owned operating subsidiary, Clear Skies Group, Inc., was formed in New York on September 23, 2003 for the purpose of providing turnkey solar electricity installations and renewable energy technology solutions to commercial and residential customers across the United States. BIP Oil, Inc. was formed as a Nevada corporation on January 31, 2007, for the purpose of importing, marketing and distributing Greek olive oils, olives and spices in the United States. On December 12, 2007, BIP Oil Inc. formed a wholly owned subsidiary, Clear Skies Holdings, Inc., a Delaware corporation. On December 18, 2007, BIP Oil, Inc. was merged with and into Clear Skies Holdings, Inc., for the purpose of changing its state of incorporation to Delaware from Nevada and changing its name.

On December 20, 2007, we closed a reverse merger transaction pursuant to which a wholly owned subsidiary of Clear Skies Holdings, Inc. merged with and into Clear Skies Group, Inc., and Clear Skies Group, Inc., as the surviving corporation, became a wholly owned subsidiary of Clear Skies Holdings, Inc. Immediately following the closing of the reverse merger, under the terms of a split-off agreement, we transferred all of our pre-merger operating assets and liabilities to our wholly owned subsidiary, BIP Holdings, Inc., a Delaware corporation, and transferred all of its outstanding capital stock to our then-majority stockholders in exchange for cancellation of shares of our common stock held by those stockholders.

After the reverse merger and the split-off, Clear Skies Holdings, Inc. succeeded to the business of Clear Skies Group, Inc. as its sole line of business, and all of Clear Skies Holdings, Inc.’s then-current officers and directors resigned and were replaced by Clear Skies Group, Inc.’s officers and directors. In addition, on January 25, 2008, we changed our name from Clear Skies Holdings, Inc. to Clear Skies Solar, Inc.

Our principal executive offices are located at 200 Old Country Road, Suite 610, Mineola, NY 11501and our telephone number is (516) 282-7652.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below and other information contained in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition and results of operations may be materially adversely affected. In that case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Business

We currently have no projects under construction, have earned no revenue to date in 2009 and may not generate revenues in the near future.

At this time, Clear Skies has no active projects under construction. Our last contract was completed in December 2008, except for several small residential projects that were ordered from us in 2007 or before and have been delayed for a variety of reasons. We had no revenue in the first quarter of 2009, except for the sale of approximately $11,000 of excess solar panel inventory, no revenue in the second quarter of 2009 and approximately $33,000 of revenue in the third quarter of 2009 from a residential installation. It is not certain when we will begin generating revenues again from commercial or industrial installations. We are negotiating with several parties for the financing and construction of a number of solar energy projects, however there can be no assurance that we will be successful in these negotiations or that such projects would be profitable. Even if we are successful in negotiating finance and construction agreements, since we recognize revenue under the percentage of completion method, it could be several months after signing before we begin performance and are able to report revenue on our financial statements.

Our cash resources are very limited and if we cannot raise additional funds or start generating revenues, we will not be able to pay our vendors and will probably not be able to continue as a going concern.

As of December 15, 2009, our available cash balance was approximately $55,000. Notwithstanding our recent sales of common stock for $720,000, convertible notes for gross proceeds of $910,000 and borrowings of $257,464 from an unrelated third party, we will need to raise additional funds to pay outstanding vendor invoices. Our future cash flows depend on our ability to enter into, and be paid under, contracts for the construction of solar energy projects and our ability to sell our debt and equity securities on terms satisfactory to us. While management believes these can be accomplished, there can be no assurance that we will be successful in entering into such contracts or selling our securities, in which case we shall probably not be able to continue as a going concern. For a full description of the recent sales of convertible notes and common stock see our Forms 8-K filed on May 13, 2009, August 3, 2009, August 5, 2009, September 21, 2009 and October 20, 2009.

We have a limited operating history, and it may be difficult for potential investors to evaluate our business.

Our wholly owned operating subsidiary, Clear Skies Group, Inc., began operations in October of 2005. Our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations. Since our formation, we have generated only limited revenues. Our revenues were $2,702,178 and $298,974 for the years ended December 31, 2008 and December 31, 2007, respectively. Our revenues for the first nine months of 2009 were $44,508 compared to $2,328,165 for the first nine months of 2008. We had no revenue in the second quarter of 2009 and revenues of $33,395 in the third quarter of 2009. As an early stage company, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays inherent in a relatively new business. Investors should evaluate an investment in our Company in light of the uncertainties encountered by such companies in a competitive environment. Our business is dependent upon the implementation of our business plan, as well as our ability to enter into agreements with third parties for, among other things, the supply of photovoltaic and solar-thermal systems, on commercially favorable terms, as well as the availability and timing of financing from third parties for each project. There can be no assurance that our efforts will be successful or that we will be able to attain profitability.

We have a limited operating history and have sustained recurring losses.

Our wholly owned operating subsidiary, Clear Skies Group, Inc., was incorporated in September 2003 and has reported annual net losses since its inception. For our nine months ended September 30, 2009 and our fiscal years ended December 31, 2008 and December 31, 2007, we experienced losses of approximately $5.5 million, $6.8 million and $3.6 million, respectively. As of September 30, 2009 and December 31, 2008, we had accumulated deficits of approximately $17 million and $11.4 million, respectively. In addition, we expect to incur additional losses in the foreseeable future, and there can be no assurance that we will ever achieve profitability. Our future viability, profitability and growth depends upon our ability to successfully operate and expand our operations. There can be no assurance that any of our efforts will prove successful or that we will not continue to incur operating losses in the future.

We will need additional financing to execute our business plan and fund operations, and such additional financing may not be available on reasonable terms or at all.

We have limited funds. We may not be able to execute our current business plan and fund business operations long enough to become cash-flow positive or to achieve profitability. Our ultimate success may depend upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments will be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other convertible securities, which will have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations.

Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, both generally and specifically in the renewable energy industry, and the fact that we have not been profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

We are dependent upon key personnel whose loss may adversely impact our business.

We rely heavily on the expertise, experience and continued services of our senior management, especially Ezra J. Green, our Chairman and Chief Executive Officer. The loss of Mr. Green or an inability to attract or retain other key individuals, could materially adversely affect us. We seek to compensate and motivate our executives, as well as other employees, through competitive salaries and bonus and option plans, but there can be no assurance that these programs will allow us to retain key employees or hire new key employees. As a result, if Mr. Green were to leave or be unable to serve, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience. We have entered into an employment agreement with Mr. Green. However, there can be no assurance that the terms of the employment agreement will be sufficient to retain him.

 We may not be able to effectively control and manage our growth.

Our strategy envisions a period of potentially rapid growth. We currently maintain nominal administrative and personnel capacity due to the nature of our business, and our expected growth may impose a significant burden on our future planned administrative and operational resources. The growth of our business may require significant investments of capital and increased demands on our management, workforce and facilities. We will be required to substantially expand our administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or have a material adverse effect on our business and results of operations.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results, which could have a material adverse effect on our business, financial condition and the market value of our securities.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our reputation, business and operating results may be harmed. In connection with the preparation of Form 10-KSB for our fiscal he year ended December 31, 2007, our independent registered public accountants as well as our management identified a material weakness in our internal control over financial reporting, due to insufficient resources in our accounting and finance department, resulting in (i) an ineffective review, monitoring and analysis of schedules, reconciliations and financial statement disclosures and (ii) the misapplication of U.S. GAAP and SEC reporting requirements. These conditions were remedied during 2008 and no weakness was found as of December 31, 2008.

The period in which these material weaknesses were identified included certain non-recurring reverse merger related events that disproportionately absorbed our financial and administrative resources. If we are not able to implement controls to avoid the occurrence of material weaknesses in our internal control over financial reporting in the future, then we might report results that are not consistent with our actual results and we may need to restate results that would have been previously reported.

 We could become involved in intellectual property disputes that create a drain on our resources and could ultimately impair our assets.

We currently have one issued U.S. patent (No. 7,336,201). In addition, we rely on trade secrets and our industry expertise and know how. We do not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties; however, in the event of an infringement claim, we may be required to spend a significant amount of management time and company money to defend a claim, develop a non-infringing alternative or to obtain licenses. We may not be successful in developing such an alternative or obtaining licenses on reasonable terms, if at all. Any litigation, even if without merit, could result in substantial costs and diversion of our time and resources and could materially and adversely affect our business and operating results.

We are exposed to risks associated with product liability claims in the event that the use or installation of our products results in injury or damage.

Since the products we install are devices that produce electricity and heat, it is not likely but possible that users could be electrocuted, burned or otherwise injured or even killed by such products, whether by product malfunctions, defects, improper installation, vandalism, misuse by the customer or other causes. As a distributor and installer of products that are used by consumers, we face an inherent risk of exposure to product liability claims or class action suits in the event that the use of the solar power products we sell or install results in injury or damage, whether we are at fault or not. Moreover, we may not have adequate resources in the event of a successful claim against us. We have general liability coverage for up to $1,000,000 and umbrella liability coverage for up to $2,000,000; we also have a policy of obtaining certificates of insurance from the property owners where we operate and requiring all subcontractors to name us as an additional insured and as a certificate holder on their policies. Furthermore, we anticipate acquiring a product liability policy once we are ready to launch our XTRAX ® product, but there can be no assurance that one will be available on reasonable terms. The successful assertion of product liability claims against us could result in material reputational and/or monetary damages and, if our insurance protection is inadequate, could require us to make significant payments.

Risks Relating to Our Industry

We are dependent upon our suppliers for the components used in the systems we design and install and our major suppliers are dependent upon the continued availability and pricing of silicon and other raw materials used in solar modules.

The solar panels, inverters and other components used in our systems are purchased from a limited number of suppliers. We do not manufacture any of the components used in our solar installations. We have purchased solar panels from Kyocera Solar, Suntech America and Sharp, and we have considered buying from Solar-Fabrik AG, General Electric, SMA American and XANTRAX. We purchase inverters principally from SatCon Power Systems. We are subject to market prices for the components that we purchase for our installations, which are subject to fluctuation, as we have no supply agreements with these or other suppliers except for purchase orders on a case-by-case basis. We cannot ensure that the prices charged by our suppliers will not increase because of changes in market conditions or other factors beyond our control. An increase in the price of components used in our systems could result in reduced margins and/or an increase in costs to our customers and could have a material adverse effect on our revenues and demand for our services. Similarly, our suppliers are dependent upon the availability and pricing of silicon, one of the main materials used in manufacturing solar panels. The world market for solar panels has recently experienced a shortage of supply due to insufficient availability of silicon and then a surplus of supply as demand declined due to the worldwide financial crisis. This shortage caused the prices for solar modules to increase and the surplus caused them to decline. Such prices could increase again at any time and prediction of future prices is very difficult. Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by our suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, or for other reasons, could limit our sales and growth. Since many solar panel suppliers are located outside the United States international issues or political conditions in the countries of manufacture might impede supply and cause price increases. In addition, increases in the prices of modules could make systems that have been sold but not yet installed unprofitable for us. There is no assurance that we will be able to have solar systems manufactured on acceptable terms or of acceptable quality, or at all, the failure of which could lead to a loss of sales and revenues.

We face intense competition, and many of our competitors have substantially greater resources than we do.

We operate in a highly competitive environment that is characterized by price fluctuations, supply shortages and rapid technological change. We compete with major international and domestic companies. Our major competitors include Akeena Solar, Global Solar, Premier Power Renewable Energy, Real Goods Solar, SPG Solar, Sun Edison and SunPower/Powerlight, as well as numerous other regional players, and other companies similar to us primarily located in our operating markets. Our competitors often have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. Many of our competitors are developing and are currently producing products based on new solar power technologies that may ultimately have costs similar to, or lower than, our projected costs. Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we do. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of products than we can.

Some of our competitors own, partner with or have longer term or stronger relationships with solar cell providers which could result in them being able to obtain solar panels on a more favorable basis than we can. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

We may in the future compete for potential customers with solar and heating, ventilation and air conditioning system installers and service providers, electricians, utilities and other providers of solar power equipment or electric power. Competition in the solar power services industry may increase in the future, partly due to low barriers to entry. In addition, we may face competition from other alternative energy resources now in existence or developed in the future. Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified technical personnel.

There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

Technological changes in the solar power industry could render our proprietary technology uncompetitive or obsolete, which could impair our ability to capture market share and limit our sales.

Our failure to further refine our technology and develop new technology could cause our products to become uncompetitive or obsolete, which could impair our ability to capture market share and limit our sales. The solar power industry is rapidly evolving and competitive. Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality. We may need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to effectively compete in the future. A variety of solar power and monitoring technologies may be currently under development by other companies that could result in higher product performance than those expected to be produced using our technology. Our development efforts may be rendered obsolete by the technological advances of others and other technologies may prove more advantageous than our monitoring system and the installation of solar power products that we can offer.

Our business requires us to place our employees and technicians in our customers’ properties, which could give rise to claims against us.

If we are unsuccessful in our installation of products and provision of services to customers, we could damage or cause a material adverse change to their premises or property, which could give rise to claims against us. Any such claims could be material in dollar amount and/or could significantly damage our reputation. In addition, we are exposed to various risks and liabilities associated with placing our employees and technicians in the workplaces of others, including possible claims of errors and omissions based on the alleged actions of our personnel, including harassment, theft of client property, criminal activity and other claims.

A drop in the retail price of conventional energy or non-solar alternative energy sources may negatively impact our profitability.

We believe that a customer’s decision to purchase or install solar power capabilities is primarily driven by the cost of electricity from other sources and their anticipated return on investment resulting from purchase of a solar power system. Fluctuations in economic and market conditions that impact the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for solar power systems to decline, which would have a negative impact on our profitability.

Existing regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

Installation of solar power systems are subject to oversight and regulation in accordance with national and local ordinances, building and electrical codes, zoning, environmental protection regulation, utility interconnection requirements for metering and other rules and regulations. If we fail to observe these shifting requirements on a national, state, or local level, in providing our products and services, we may incur claims and/or reputational damage. Changes in utility electric rates or net metering policies could also have a negative effect on our business. Government regulations or utility policies pertaining to solar power systems are unpredictable, may limit our ability to charge market rates and may result in significant additional expenses or delays and, as a result, could cause a significant reduction in our revenues and/or demand for solar energy systems and our services.

Our business depends on the availability of rebates, tax credits and other financial incentives; reduction or elimination of which would reduce the demand for our services and impair our results.

Certain states, including California, New Jersey and Arizona, offer substantial incentives to offset the cost of solar power systems. These systems can take many forms, including direct rebates, state tax credits, system performance payments and Renewable Energy Credits (RECs). In addition, the Federal government currently offers a tax credit or a cash rebate on the installation of solar power systems. This Federal Investment Tax Credit approved in 2005 was due to expire at the end of 2008 but was extended for eight years in November 2008 and the alternative of a cash rebate was enacted in February 2009. Tax laws can be changed at any time. Current tax rules also permit businesses to accelerate the depreciation on their system over five years. Reduction in or elimination of such tax and other incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the costs of our systems to customers, resulting in reduced demand for our services, and negatively affecting our sales and financial condition.

Our business strategy depends on the widespread adoption of solar power technology.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability and positive cash flow. The factors influencing the widespread adoption of solar power technology include but are not limited to:

•

cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•

performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•

success of other alternative distributed generation technologies such as fuel cells, wind power, tidal power and micro turbines;

•

fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•

continued deregulation of the electric power industry and broader energy industry; and

•

availability of governmental subsidies and incentives.

Risks Relating to Our Organization and Our Common Stock

As a result of our reverse merger, Clear Skies Group, Inc. became a subsidiary of a company that is subject to the reporting requirements of federal securities laws, which is expensive and diverts resources from other projects, thus impairing our ability to grow.

As a result of the reverse merger, Clear Skies Group, Inc. became a subsidiary of a public reporting company (Clear Skies Solar, Inc.) and, accordingly, is subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if we had remained privately held and did not consummate the reverse merger.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent registered public accountant attestation required by such Act, which may preclude us from keeping our filings with the Securities and Exchange Commission current. Non-current reporting companies are subject to various restrictions and penalties.

Public company compliance may make it more difficult for us to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. As a public company we expect these new rules and regulations to increase our compliance costs in 2009 and beyond and to make certain activities more time consuming and costly. As a public company we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future or we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with Clear Skies Group, Inc. becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on behalf of our post-reverse merger company.

If we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of our shareholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of our shareholders to sell their securities in the secondary market.

Persons associated with securities offerings, including consultants, may be deemed to be broker dealers, which may expose us to claims for rescission or damages.

If our securities are offered without engaging a registered broker-dealer we may face claims for rescission and other remedies. We may become engaged in costly litigation to defend these claims, which would lead to increased expenditures for legal fees and divert managements’ attention from operating the business. If we could not successfully defend these claims, we may be required to return proceeds of any affected offering to investors, which would harm our financial condition.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile. Since trading of our common stock began on January 8, 2008 through December 17, 2009, the high and low bid prices of our common stock were $2.40 and $.01. The price of our stock could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•

changes in our industry;

•

competitive pricing pressures;

•

our ability to obtain working capital or project financing;

•

additions or departures of key personnel;

•

limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•

sales of our common stock;

•

our ability to execute our business plan;

•

operating results that fall below expectations;

•

loss of any strategic relationship;

•

regulatory developments;

•

economic and other external factors; and

•

period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us that our Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently a limited trading market for our common stock, and we cannot ensure that a liquid market will be established or maintained.

Trading in our common stock began on January 8, 2008 and only a limited market has developed for the purchase and sale of our common stock. We cannot predict how liquid the market for our common stock might become. Therefore, the purchase of our shares must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the substantial risk of the investment for an indefinite period of time. Because there is a limited public market for the resale of our shares, a prospective investor may not be able to liquidate its investment, even in the event of an emergency, and our shares may not be acceptable as collateral for a loan.

Furthermore, for companies whose securities are quoted on the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our common stock is currently a “penny stock,” which may make it more difficult for our investors to sell their shares.

Our common stock is currently and may continue in the future to be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The NASDAQ Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. Since our securities are subject to the penny stock rules, investors may find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares registered under effective registration statements, or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Recent revisions to Rule 144 may result in shares of our common stock that we may issue in the future becoming eligible for resale into the public market without registration in as little as six months after their issuance.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements after the date of this prospectus.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

This prospectus relates to sale of shares of common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus (the "Selling Stockholders") are offering 6,950,000 shares offered through this prospectus that were granted to the selling stockholders pursuant to the Agreements.

The following table provides, as of December 23, 2009, information regarding the beneficial ownership of our common shares held by each of the selling stockholders, including:

1.

the total number of common shares owned by each selling stockholder prior to this offering;

2.

the total number of common shares that are to be offered by each selling stockholder;

3.

the total number of common shares that will be owned by each selling stockholder upon completion of the offering; and

4.

the percentage owned by each selling stockholder, prior to and upon completion of the offering.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Because the selling stockholders may offer all or part of the common shares, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering. The common shares currently owned offered by this reoffer prospectus may be offered from time to time by the selling stockholders named below. However, information with respect to "Shares Beneficially Owned Upon Completion of the Offering" assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all common shares or rights to these common shares.

	SHARES BENEFICIALLY OWNED PRIOR TO THIS OFFERING(1)		NUMBER OF SHARES BEING	SHARES BENEFICIALLY OWNED UPON COMPLETION OF THE OFFERING(1)
NAME	NUMBER	PERCENT(2)	OFFERED	NUMBER	PERCENT(2)

Matthew Binder	32,917 (3)	*	100,000	0	*
Robert Dockweiler	250,027 (4)	*	250,000	116,277	*
Arthur L. Goldberg	1,648,730 (5)	2.5%	1,000,000	648,730 (6)	*
Joshua Goldworm	442,917 (7)	*	750,000	105,000	*
Ezra Green	1,116,667 (8)	1.7%	1,775,000	0	*
William O’Connor	366,303 (9)	*	250,000	232,553	*
Thomas Oliveri	490,625 (10)	*	1,000,000	0	*
Noel Ratner	39,583 (11)	*	150,000	0	*
Christopher Richartz	50,417 (12)	*	75,000	0	*
Robert Toumi	85,000 (13)	*	150,000	0	*
Omar Bey	150,000 (14)	*	150,000	0	*
Timothy McElvaine	50,000 (15)	*	150,000	0	*
Erik Sieverding	150,000 (16)	*	150,000	0	*
Karen Swenson	12,500 (17)	*	50,000	0	*
Lotay Yang	37,500 (18)	*	150,000	0	*
Pamela Newman	252,518 (19)	*	400,000	77,518	*
Gelvin Stevenson	330,035 (20)	*	400,000	155,035	*

TOTAL	5,505,739		6,950,000

_____________

* less than one percent

(1)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

(2)

Based upon 65,597,432 shares of common stock issued and outstanding as of December 23, 2009.

(3)

Includes options to purchase 21,250 shares of common stock issued under the 2009 Equity Incentive Plan at an exercise price of $0.12, 1,667 options issued under the 2008 Equity Incentive plan with an exercise price of $0.32 and 10,000 options issued under the 2007 Equity Incentive Plan with an exercise price of $0.09. Excludes 63,750 options issued under the 2009 Equity Incentive Plan at an exercise price of $0.12 and 3,333 options issued under the 2008 Equity Incentive plan with an exercise price of $0.32.

(4)

Includes 116,277 shares of record and 15,000 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.32, 28,750 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.12 and 90,000 options issued under the 2007 Equity Incentive Plan with an exercise price of $0.09. Excludes 30,000 options under the 2008 Equity Incentive Plan with an exercise price of $0.32 and 86,250 optioins issued under the 2008 Equity Incentive Plan with an exercise price of $0.12, which are not exercisable in the next 60 days.

(5)

Includes 90,000 shares of common stock owned, 279,365 shares of common stock issuable upon conversion of promissory notes, 279,365 shares of common stock issuable upon exercise of warrants, 54,167 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.32, 128,125 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.12 and 325,000 options issued under the 2007 Equity Incentive Plan with an exercise price of $0.09. Excludes 108,333 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.32 and 384,375 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.12, which are not exercisable in the next 60 days.

(6)

608,730 shares are included in a prospectus effective on October 30, 2009.

(7)

Includes 105,000 shares owned of record and 31,667 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.32, 116,250 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.12, and 190,000 options issued under the 2007 Equity Incentive Plan with an exercise price of $0.09. Excludes 63,333 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.32 and 348,750 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.12, which are not exercisable in the next 60 days.

(8)

Includes 91,667 options issued under the 2007 Equity Incentive Plan with an exercise price of $0.352, 50,000 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.352, 27,500 options issued under the 2007 Equity Incentive Plan with an exercise price of $0.132, 97,500 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.132, and 850,000 options issued under the 2007 Equity Incentive Plan with an exercise price of $0.09. Excludes 183,333 options issued under the 2007 Equity Incentive Plan with an exercise price of $0.352, 100,000 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.352, 82,500 options issued under the 2007 Equity Incentive Plan with an exercise price of $0.132, and 292,500 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.132.

(9)

Includes 28,750 options issued under the 2009 Equity Incentive Plan at an exercise price of $0.12, 15,000 options issued under the 2008 Equity Incentive plan with an exercise price of $0.32 and 90,000 options issued under the 2007 Equity Incentive Plan with an exercise price of $0.09. Excludes 86,250 options issued under the 2009 Equity Incentive Plan at an exercise price of $0.12 and 30,000 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.32 , which are not exercisable in the next 60 days.

(10)

Includes 25,833 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.32, 128,125 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.12, 300,000 options issued under the 2007 Equity Incentive Plan with an exercise price of $0.09 and 36,667 options issued under the 2007 Equity Incentive Plan with an exercise price of $0.132. Excludes 51,667 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.32, 384,375 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.12 and 73,333 options issued under the 2007 Equity Incentive Plan with an exercise price of $0.132, which are not exercisable in the next 60 days.

(11)

Includes 31,250 options issued under the 2009 Equity Incentive Plan at an exercise price of $0.12, and 8,333 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.32. Excludes 93,750 options issued under the 2009 Equity Incentive Plan at an exercise price of $0.12 and 16,667 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.32, which are not exercisable in the next 60 days.

(12)

Includes 3,750 options issued under the 2009 Equity Incentive Plan at an exercise price of $0.12, 6,667 options issued under the 2008 Equity Incentive Plan with an exercise price of $0.32 and 40,000 options issued under the 2007 Equity Incentive Plan with an exercise price of $0.09. Excludes 11,250 options issued under the 2009 Equity Incentive Plan at an exercise price of $0.12 and 13,333 options issued under the 2008 Equity Incentive plan with an exercise price of $0.32, which are not exercisable in the next 60 days.

(13)

Represents options 15,000 options issued under the 2009 Equity Incentive Plan at an exercise price of $0.12, 10,000 options issued under the 2008 Equity Incentive plan with an exercise price of $0.32 and 60,000 options issued under the 2007 Equity Incentive Plan with an exercise price of $0.09. Excludes 45,000 options issued under the 2009 Equity Incentive Plan at an exercise price of $0.12 and 20,000 options issued under the 2008 Equity Incentive plan with an exercise price of $0.32, which are not exercisable in the next 60 days.

(14)

Represents 150,000 options issued under the 2009 Equity Compensation Plan with an exercise price of $0.12.

(15)

Includes 50,000 options issued under the 2009 Equity Compensation Plan with an exercise price of $0.20. Excludes 100,000 options issued under the 2009 Equity Compensation Plan with an exercise price of $0.20, which are not exercisable in the next 60 days.

(16)

Represents 150,000 options issued under the 2009 Equity Compensation Plan with an exercise price of $0.12.

(17)

Represents 12,500 options issued under the 2009 Equity Compensation Plan with an exercise price of $0.12. Excludes 37,500 options issued under the 2009 Equity Compensation Plan with an exercise price of $0.12, which are not exercisable in the next 60 days.

(18)

Represents 37,500 options issued under the 2009 Equity Compensation Plan with an exercise price of $0.12. Excludes 112,500 options issued under the 2009 Equity Compensation Plan with an exercise price of $0.12, which are not exercisable in the next 60 days.

(19)

Includes 77,518 shares owned of record and options granted under the 2008 Non-Employees Directors Compensation Plan as follows: 30,000 options with an exercise price of $0.2725 per share, 55,000 options with an exercise price of $0.12 per share and 90,000 options with an exercise price of $0.13. Excludes 60,000 options with an exercise price of $0.2725 per share and 165,000 options with an exercise price of $0.12 per share.

(20)

Includes 155,035 shares owned of record and options granted under the 2008 Non-Employees Directors Compensation Plan as follows: 30,000 options with an exercise price of $0.2725 per share, 55,000 options with an exercise price of $0.12 per share and 90,000 options with an exercise price of $0.13. Excludes 60,000 options with an exercise price of $0.2725 per share and 165,000 options with an exercise price of $0.12 per share.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.

the market price prevailing at the time of sale;

2.

a price related to such prevailing market price; or

3.

such other price as the selling stockholders determine from time to time.

Manner of Sale

The common shares may be sold by means of one or more of the following methods:

1.

a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.

Purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.

ordinary brokerage transactions in which the broker solicits purchasers;

4.

through options, swaps or derivatives;

5.

in transactions to cover short sales;

6.

privately negotiated transactions; or

7.

in a combination of any of the above methods.

The selling stockholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.

may not engage in any stabilization activities in connection with our common stock;

2.

may not cover short sales by purchasing shares while the distribution is taking place; and

3.

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $4.00 per share or an exercise price of less than $4.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $5,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the common stock has been passed upon, for us, by Sichenzia Ross Friedman Ference LLP, New York, New York. Certain members of Sichenzia Ross Friedman Ference LLP have received common stock of the Company in payment of compensation for legal services.

EXPERTS

The financial statements of Clear Skies Solar, Inc. as of December 31, 2007 and December 31, 2008, and for each of the two years in the period ended December 31, 2007 and 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of Davis Accounting Group P.C., an independent registered public accounting firm, upon the authority of said firm as an expert in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed by us with the SEC are incorporated herein by reference:

•

Reference is made to our report on Form10-Q/A filed with the SEC on November 18, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form10-Q filed with the SEC on November 16, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form10-K/A filed with the SEC on July 20, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form10-Q filed with the SEC on May 15, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form10-K filed with the SEC on May 15, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on December 14, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on November 19, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on November 11, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on October 20, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on September 21, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K/A filed with the SEC on August 5, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on August 3, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on May 13, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K/A filed with the SEC on April 29, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on April 27, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on April 9, 2009, which is hereby incorporated by reference

•

The description of our common stock in our Registration Statement on Form 8-A, filed with the SEC on February 20, 2008, which is hereby incorporated by reference

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Ezra Green at the Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•

any breach of the director's duty of loyalty to us or our stockholders;

•

any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•

any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•

any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our by-laws provide that:

•

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

•

we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549. You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov.

CLEAR SKIES SOLAR, INC.

6,950,000 SHARES OF COMMON STOCK

PROSPECTUS

December 23, 2009

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•

Reference is made to our report on Form10-Q/A filed with the SEC on November 18, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form10-Q filed with the SEC on November 16, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form10-K/A filed with the SEC on July 20, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form10-Q filed with the SEC on May 15, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form10-K filed with the SEC on May 15, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on December 14, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on November 19, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on November 11, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on October 20, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on September 21, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K/A filed with the SEC on August 5, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on August 3, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on May 13, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K/A filed with the SEC on April 29, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on April 27, 2009, which is hereby incorporated by reference

•

Reference is made to our report on Form 8-K filed with the SEC on April 9, 2009, which is hereby incorporated by reference

•

The description of our common stock in our Registration Statement on Form 8-A, filed with the SEC on February 20, 2008, which is hereby incorporated by reference

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

Item 6. Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•

any breach of the director's duty of loyalty to us or our stockholders;

•

any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•

any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•

any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our by-laws provide that:

•

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

•

we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Up to 10,500,000 shares of common stock being registered pursuant to this Registration Statement may be issued under the Agreements. The 6,950,000 shares already issued were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	2007 Equity Incentive Plan (Incorporated by reference to the Company’s Form 8-K filed with the SEC on December 26, 2007)
10.2	2008 Equity Incentive Plan (Incorporated by reference to the Company’s Form 10-K filed with the SEC on May 15, 2009)
10.3	2009 Equity Incentive Plan (Incorporated by reference to the Company’s Form 8-K filed with the SEC on April 9, 2009)
10.4	Clear Skies Solar Consulting Agreement (Incorporated by reference to the Company’s Form 8-K filed with the SEC on December 14, 2009)
10.5	Amendment Number One to the 2008 Non-Employee Director Compensation Plan (Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on May 15, 2009)
10.6	2008 Non- Employee Director Compensation Plan (Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the SEC on May 23, 2008
23.1	Consent of Davis Accounting Group, P.C.
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)

Item 9. Undertakings.

(1)

The undersigned Registrant hereby undertakes to:

(a)

File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at the time to be the initial bona fide offering thereof.

(c)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mineola, New York, on December 23, 2009.

CLEAR SKIES SOLAR, INC.

By:	/s/ Ezra Green
Ezra Green
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Ezra Green, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Ezra J. Green	Chief Executive Officer and Chairman of the Board of Directors	December 23, 2009
Ezra J. Green	(Principal Executive Officer)

/s/ Arthur L. Goldberg	Chief Financial Officer, Secretary and Treasurer	December 23, 2009
Arthur L. Goldberg	(Principal Financial Officer and Principal Accounting Officer)

/s/ Gelvin Stevenson, PhD	Director	December 23, 2009
Gelvin Stevenson, PhD

/s/ Pamela J. Newman, PhD	Director	December 23, 2009
Pamela J. Newman, PhD

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	2007 Equity Incentive Plan (Incorporated by reference to the Company’s Form 8-K filed with the SEC on December 26, 2007)
10.2	2008 Equity Incentive Plan (Incorporated by reference to the Company’s Form 10-K filed with the SEC on May 15, 2009)
10.3	2009 Equity Incentive Plan (Incorporated by reference to the Company’s Form 8-K filed with the SEC on April 9, 2009)
10.4	Clear Skies Solar Consulting Agreement (Incorporated by reference to the Company’s Form 8-K filed with the SEC on December 14, 2009)
10.5	Amendment Number One to the 2008 Non-Employee Director Compensation Plan (Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on May 15, 2009)
10.6	2008 Non- Employee Director Compensation Plan (Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the SEC on May 23, 2008
23.1	Consent of Davis Accounting Group, P.C.
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)